SCHEDULE 14A
                            (Rule 14a-101)
                  INFORMATION REQUIRED IN PROXY STATEMENT
                        SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) of the
                     Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a party other than the Registrant  [  ]

Check the appropriate box:
[  ] Preliminary Proxy Statement
[  ] Confidential, for Use of the Commission Only
[X ] Definitive Proxy Statement
[  ] Definitive Additional Materials
[  ] Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

               FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
             (Name of Registrant as Specified in Its Charter)

  (Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[  ]      No fee required.
[  ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
          and 0-11.

(1)       Title of each class of securities to which transaction applies:

(2)       Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

(4)       Proposed maximum aggregate value of transaction:

(5)       Total fee paid:

[X]       Fee paid previously with preliminary materials.

[  ]      Check box if any part of the fee is offset as provided by Exchange
          Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)       Amount previously paid:
            Not Applicable
(2)       Form, schedule or registration statement no.:
            Not Applicable
(3)       Filing party:
            Not Applicable
(4)       Date filed:
            Not Applicable

FLORIDA INCOME FUND III
                                            INVESTOR UPDATE
                                            IMPORTANT
                                            REQUIRES IMMEDIATE ATTENTION

                                                 April 7, 1998

Dear Investor:

As explained in our February 6, 1998 investor update, the Partnership entered into a Letter of Intent to sell the Pink Shell Beach Resort in January 1998. We are pleased to advise that on February 20, 1998, we signed a contract with Boykin Hotel Properties, L.P., an affiliate of Boykin Lodging Company - a Real Estate Investment Trust (R.E.I.T.) - headquartered in Cleveland, Ohio to acquire the property.

The Florida Income Fund III Partnership Agreement requires the approval of more than 50% of the outstanding units of Limited Partnership interest before the Partnership can sell all or substantially all of the assets of the Partnership in a single sale. Thus, the contract for sale of the property is contingent on Limited Partner approval.

The enclosed consent form represents a summary of the proposed transactions and its effects on you as a Partner. It is provided to assist you in your decision. We believe that the proposed sale is in the best interest of the Partnership and therefore recommend that you indicate your approval by signing and returning the enclosed consent form by no later than April 27, 1998. Failure to vote will be considered a vote against the sale.

Should you have any questions after reviewing the enclosed document, please feel free to call Ms. Terry Zagaria at (941) 481-5600 ext. 413.

Sincerely,


/S/ALLEN G. TEN BROEK
--------------------------------
Allen G. Ten Broek
President
Mariner Capital Management, Inc.
Managing General Partner

                  FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
                             12800 University Drive
                           Fort Myers, Florida 33907


Dear Limited Partner:

          The enclosed materials require your immediate attention and solicit your vote on the proposed sale of certain real property located on Estero Island, Florida, and the improvements located on such property, including the Pink Shell Resort and certain rights relating thereto and described herein (the "Property") which constitute all of the remaining assets of Florida Income Fund III, Limited Partnership (the "Partnership"). Paragraph 11.8(a) of the Partnership's Amended and Restated Agreement of Limited Partnership requires the approval of more than 50% of the total outstanding units of limited partnership interest before the Partnership can sell all or substantially all of the assets of the Partnership in a single sale. The Partnership previously owned the Walsingham Commons Shopping Center; however, on January 22, 1997, the Partnership executed a stipulation agreeing to the appointment of a receiver and to the entry of a final judgment of foreclosure on the Walsingham Commons Shopping Center by the first mortgage holder (the "Foreclosure"). As of this date, the Foreclosure has not been completed. However, a receiver has been appointed and the Partnership is no longer involved with and has no further rights to that property.

          If approved and closed, the proposed sale will produce net cash flow to the Partnership, estimated at $979.25 for each $1,000 investment unit and will result in the dissolution of the Partnership, at which time the Partnership will make a final distribution to the limited partners of the Partnership. The terms of the proposed sale are described in more detail in the Consent Statement accompanying this letter under the caption "Terms of the Transaction." You are encouraged to read the entire Consent Statement carefully.

          Your consent of the proposed sale is being solicited on behalf of the Partnership by Mariner Capital Management, Inc. (the "Managing
General Partner"). The Managing General Partner believes that the proposed sale is in the best interests of the Partnership and therefore recommends that you indicate your approval by signing and returning the enclosed consent form.

          Failure to vote will be considered a vote against the proposed sale. We request that your written vote be received by the Managing General Partner no later than April 27, 1998. Only Limited Partners of record at close of business on April 3, 1998 will be entitled to vote on the proposed sale.

          You are urged to complete, date and sign the enclosed consent form and return it in the enclosed envelope. Please contact Ms. Terry
Zagaria at (941) 481-5600, ext. 413 with any questions.


Dated:  April 7, 1998
                                    Very truly yours,

                                    FLORIDA INCOME FUND III, LIMITED PARTNERSHIP

                                    By:  Mariner Capital Management, Inc.
                                    Its:  Managing General Partner

                                    By:      /S/ ALLEN G. TEN BROEK
                                    Its:   President

                     FLORIDA INCOME FUND III, LIMITED PARTNERSHIP
                               12800 University Drive
                             Fort Myers, Florida 33907


                                 CONSENT STATEMENT


          This Consent Statement is furnished to solicit your consent to the proposed sale by Florida Income Fund III, Limited Partnership (the "Partnership") of certain real property located on Estero Island, Florida (the "Real Property"), and all improvements located on the Real Property, including the Pink Shell Resort (the "Hotel") and certain rights relating thereto and described herein (the Real Property, the Hotel and such rights are collectively referred to herein as the "Property"). See "Terms of the Transaction--Introduction." This
Consent Statement and the accompanying consent form are first being sent to holders ("Unitholders" or "Limited Partners") of units of limited partnership of the Partnership ("Units") on or about April 7, 1998.

          If the enclosed consent form is duly executed and returned, the Units represented thereby will be voted according to the specifications of the Unitholder. In the absence of any such specification, they will be voted in favor of the proposal described herein. Adoption of the proposal requires the approval of Unitholders holding more than 50% of the Units. Accordingly, approval of the proposal will require that 7,359 Units be voted in favor of the proposal. Mariner Capital Management, Inc. (the "Managing General Partner") does not own any
Units. A Unitholder who executes the accompanying consent form may revoke it by filing with the Managing General Partner at 12800
University Drive, Suite 675, Fort Myers, Florida 33907-5343, a written revocation or a duly executed consent form bearing a later date at any time prior to April 27, 1998.

          The close of business on April 3, 1998, has been fixed as the record date for the determination of Limited Partners entitled to vote on the proposed sale. On that date, the Partnership had 14,717 Units outstanding, each of which is entitled to one vote.

The Proposal

          The Managing General Partner requests approval of a proposal (the "Proposal") to authorize the Partnership to sell the Property to Boykin Hotel Properties, L.P., an Ohio limited partnership headquartered at Guildhall Building, 45 West Prospect Avenue, Suite 1500, Cleveland, Ohio 44115 ("Boykin"). The sale of the Property has been authorized by the Partnership's Property Acquisition Committee (the "Acquisition
Committee") which is comprised of representatives of the Managing
General Partner and a representative of McD Real Estate, Inc., the Partnership's other general partner.

          The Partnership's Amended and Restated Agreement of Limited Partnership (the "Partnership Agreement") provides in Paragraph 11.8(a) that the general partners of the Partnership (the "General Partners") are prohibited from selling all or substantially all of the assets of the Partnership in a single sale without the approval of Limited Partners holding more than 50% of the Units. As described herein, the Managing General Partner has entered into a Hotel Purchase Agreement, dated as of February 20, 1998 (the "Execution Date") on behalf of the Partnership with Boykin (the "Purchase Agreement") that contemplates the sale of the Property to Boykin (the "Sale"). Boykin is not affiliated with the Partnership or the Managing General Partner.

However, Boykin intends to lease the Hotel and sell certain furniture, fixtures and equipment in the Hotel (the "FF&E") to South Seas Estero Island, Ltd., an Ohio limited liability company ("Lessee") and wholly owned subsidiary of South Seas Properties Company Limited Partnership, an affiliate of the Managing General Partner ("South Seas"). See "Interests of Certain Persons in the Sale" contained herein.

Reasons for and Effects of the Proposal

          The Real Property and the Hotel were acquired by the Partnership on December 30, 1988. The Managing General Partner initially intended to hold the Partnership's properties for a period of between five and seven years. Because market conditions were not favorable for hospitality properties until recently, the Managing General Partner decided to hold the property until market conditions improved. During the past few years, the market has improved dramatically for hospitality properties. As a result, on May 26, 1997, the Partnership entered into an Exclusive Sales Listing Agreement (the "Listing Agreement") with
Hotel Partners, Inc., a brokerage company unaffiliated with the Partnership or the Managing General Partner that specializes in the sale of hospitality properties ("Hotel Partners"). Under the terms of the Listing Agreement, Hotel Partners agreed to attempt to find a buyer for the Property at the highest possible price in exchange for a brokerage fee to be paid upon the closing of a sale transaction. Since the commencement of the Listing Agreement, Hotel Partners has been marketing the Property for sale both nationally and internationally.

          During the period from August 27, 1997 to October 8, 1997, Hotel Partners generated letters of intent to purchase from seven potential buyers at purchase prices ranging from $18,000,000 to $21,250,000.
During the final weeks of negotiations, the list was reduced to three prospective buyers because they were the only buyers that offered purchase prices that the Managing General Partner believed were favorable to the Partnership. The Managing General Partner then sought an offer at $22,000,000. One of the prospective buyers raised its offer to $21,500,000 and another prospective buyer raised its offer to $22,000,000; however, when asked by the Managing General Partner to provide satisfactory evidence that such prospective buyers had the financial capability to close the transaction, each such prospective buyer withdrew its bid. The Managing General Partner, therefore, accepted the offer by Boykin at $21,250,000 because Boykin sufficiently evidenced its financial capability to close the transaction.

          Section 17.1(iv) of the Partnership Agreement provides that the Partnership will be dissolved upon the sale of all or substantially all of the assets of the Partnership; therefore, if the Sale is consummated, the Partnership is required to distribute its assets and dissolve (the "Dissolution"). Section 7.15 of the Purchase Agreement provides, however, that for a period of 180 days commencing on the closing date, the Partnership will not take any action to dissolve, liquidate or otherwise wind up its affairs and it will maintain a minimum net worth of $250,000. Therefore, pursuant to the Partnership Agreement and as permitted by the Purchase Agreement, the Partnership will distribute all of its assets other than $250,000 plus those reserves deemed necessary by the Managing General Partner to pay debts of the Partnership, expenses of liquidation and any contingent or unforeseen liabilities of the Partnership. See "Terms of the Sale--General Terms of the Purchase Agreement--Continued Existence."

          If the Sale is consummated, Boykin intends to lease the Hotel and sell the FF&E to Lessee. Robert Anderson, Timothy R. Bogott, Curtis Bostic, Allen G. Ten Broek, Norm Patton and Robert M. Taylor are affiliates of the Managing General Partner and each has an interest in Lessee. See "Interests of Certain Persons in the Sale" contained herein. The General Partners will receive no compensation from the Sale, other than their pro rata share of the distribution.

          The Managing General Partner believes that the terms of the proposed sale of the Property to Boykin as set forth in the Purchase Agreement, and as described herein, are favorable to the Partnership.

Vote Required to Approve the Proposal

          Approval of the Proposal requires the affirmative vote of the holders of a majority of the Units.

THE MANAGING GENERAL PARTNER RECOMMENDS A VOTE FOR THE PROPOSAL TO AUTHORIZE THE PARTNERSHIP TO SELL THE PROPERTY TO BOYKIN.

Terms of the Sale

          Introduction. The Partnership and Boykin entered into the Purchase Agreement pursuant to which the Partnership agreed to sell and Boykin agreed to purchase all of the Property, which includes the Partnership's interest in certain real property, improvements, fixtures, furnishings, furniture, equipment, tenant leases (the "Tenant Leases"), contracts (the "Contracts"), lease and rental agreements between the Partnership and individuals for the short-term rental of their condominium units or residences by the Partnership to third parties on behalf of such individuals (the "Condominium Lease Agreements"), and other tangible personal property. Boykin will pay to the Partnership a purchase price of $21,250,000 and will assume certain liabilities and obligations of the Partnership to the extent such liabilities and obligations arise or are incurred and are first required to be performed after the closing date. The purchase price includes an earnest money deposit in the amount of $500,000 (the "Deposit") which Boykin deposited with Guardian Title Company of Lee County (the "Title Company"). The balance of the purchase price will be paid in cash to the Partnership at the time of closing. The purchase price is subject to certain customary adjustments and prorations.

          Because the Hotel earns a disproportionate amount of its earnings in the first quarter, the Purchase Agreement provides that the Partnership will pay to Boykin a portion of the income it earned from the Property during the period from January 1, 1998 until the closing date. See "General Terms of the Purchase Agreement--Net Operating
Income Payment." The Partnership's obligations to complete the Sale under the Purchase Agreement are conditioned on the Partnership obtaining the necessary Limited Partner approval of the Proposal. In addition, the Partnership's obligations and Boykin's obligations under the Purchase Agreement are conditioned upon the satisfaction of several conditions precedent to closing. If those conditions are not satisfied or waived on or before the closing date, the Purchase Agreement will be terminated and canceled and the Sale will not occur. See "General Terms of the Purchase Agreement--Covenants, Representations and Warranties" and "General Terms of the Purchase Agreement--Conditions Precedent to the Closing."

          The material terms of the Purchase Agreement are described below. The description is only a summary of the Purchase Agreement and is qualified in its entirety by reference to the Purchase Agreement.
Limited Partners may obtain a copy of the Purchase Agreement by sending a written request to the office of the Managing General Partner at 12800 University Drive, Suite 675, Fort Myers, Florida 33907-5343.

              General Terms of the Purchase Agreement

          Description of Property to be Sold. The Property includes 157 rental units owned in fee simple by the Partnership and situated on approximately 10.4 acres on Estero Island, Florida. It also includes leasehold interests in 42 condominium units contained in an adjoining 42-unit, mid-rise building with remaining lease terms averaging approximately five years. The Property has frontage on the Gulf of Mexico and on Estero Bay. The Property has two swimming pools, a children's wading pool, two tennis courts, a 200-foot fishing pier with an 18-slip boat dock, a bait shop, two restaurants, guest laundry and 1,800 square feet of meeting space. The Partnership holds permits to develop an additional 5,000 square feet of conference space and to expand the existing bayfront restaurant. The Partnership also holds permits to develop 42 one-bedroom apartments on a bayside site which would require the demolition of nine rental units for a net increase of 33 units.

          Date of Closing. The closing of the Sale (the "Closing") shall occur on the fifth business day following satisfaction of all of the conditions precedent to the parties obligations under the Purchase Agreement (the "Closing Date").

          Covenants, Representations and Agreements.

                   Access to Information and Records Before Closing. During the period from the Execution Date until the Closing Date (the "Interim Period"), the Purchase Agreement requires the Partnership to provide Boykin with access to its properties, books, contracts, commitments and records and to furnish to Boykin all information relating to the Property as Boykin may reasonably request.

                   Physical Inspections. During the Interim Period, the Purchase Agreement requires the Partnership to give Boykin and Boykin's agents and representatives the right to inspect the Property and to conduct on the Property the tests or investigations Boykin deems desirable. The Purchase Agreement, however, does not permit Boykin to contact Hotel employees ("Employees"), to disclose the nature or purpose of its activities to any person other than its representatives, or to unreasonably disrupt or interfere with Hotel operations or disrupt guests of the Hotel.

                   Exclusivity. During the Interim Period, the Partnership will not negotiate with any person concerning any merger or sale of substantial assets or partnership interests, or any similar transaction involving the Partnership or the Property.

                   Operations Prior to the Closing. The Partnership has agreed in the Purchase Agreement that prior to the Closing Date, unless authorized in writing by Boykin, it will:

          (1) Not transfer or otherwise dispose of any of the Property, except consumables in the ordinary course of business;

          (2)      Not make any material change in the Property;

          (3) Not enter into any contract, license, franchise or commitment relating to the Property which is not terminable by the Partnership upon 30 days' prior written notice;

          (4) Not significantly alter or revise the accounting principles, procedures, methods or practices in place at the Hotel;

          (5) Not remove or permit to be removed from the Hotel any fixtures and tangible personal property, operating equipment or other similar personal property, except in the ordinary course of business;

          (6)      Fully perform all of its obligations under the Contracts;

          (7) Pay all business, occupation, hotel, rooms, sales, use and other similar taxes when such taxes become due;

          (8) Continue to meet the Partnership's contractual obligations incurred in the ordinary course of business;

          (9)      Maintain the present level of service at the Hotel;

          (10) Use its best efforts to preserve good relations with the suppliers, guests and others related to the Property with whom the Partnership or the Hotel's manager, South Seas Resorts Company Limited Partnership (the "Manager"), has business relations;

          (11) Maintain an inventory of consumables, fixtures, tangible personal property, and operating equipment sufficient for the operation of the Hotel in the ordinary course of business consistent with past practices;

          (12) Resupply, substitute or replace any consumables, fixtures, and tangible personal property and operating equipment in accordance with past practices in order that Boykin may continue to operate the Hotel without interruption after the Closing Date;

          (13) Accept new bookings only in the ordinary course of business and only upon terms and conditions usual or customary in accordance with past business practice of the Partnership; and

          (14) Continue to make scheduled repairs to the Hotel to maintain the current operating condition of the Hotel.

                   The Purchase Agreement contains various representations and warranties of the Partnership that are customary in transactions such as the Sale, relating to, among other things: (i) organization and standing of the Partnership; (ii) the authorization, execution, delivery and performance of the Purchase Agreement; (iii) the accuracy of the schedules provided by the Partnership, (iv) the Partnership's good and marketable fee simple title to the Real Property and good and marketable title to the other Property, (v) the accuracy of the financial statements provided by the Partnership and the absence of undisclosed liabilities,

          (vi) the absence of any material adverse change in the business, assets, properties, liabilities, revenues or financial condition of the Hotel or of the Partnership as it relates to the Hotel,
          (vii) the payment in full of all taxes imposed with respect to the Hotel or the operation thereof, and the filing of all federal, state and local tax returns and tax reports required to be filed by the Partnership, (viii) the absence of litigation pending or threatened against the Partnership relating to the Hotel or the Partnership's interest therein, (ix) compliance with laws, (x) compliance with environmental laws, including those laws that require licenses or permits, that apply to the Property or the operations thereon, (xi) the Partnership's possession of all permits that are necessary to allow the Partnership to carry on its business as presently conducted and the status of such permits, (xii) the absence of employee agreements relating to Employees and the absence of any liability of Boykin under any employment agreement relating to Employees, (xiii) the employment of Employees by the Manager and the compliance with all laws relating to employment and the payment of wages by the Partnership and by the Manager, (xiv) the binding nature and enforceability of certain personal property leases and the Contracts and the absence of any default under any such personal property lease or under any Contract, (xv) the binding nature and enforceability of the Tenant Leases, the payment of rent thereunder and the absence of any default under any Tenant Lease, (xvi) the accuracy of the list of Condominium Lease Agreements provided by the Partnership, the binding nature and enforceability of the Condominium Lease Agreements and the absence of any notice received by the Partnership or the Manager claiming any default by the Partnership or indicating the desire of the other party thereto to amend, modify, rescind or terminate any Condominium Lease Agreement,
          (xvii) the sufficiency of the utilities being supplied to the Property and the payment in full of the costs of installation associated therewith, (xviii) the sufficiency of quantities of fixtures and tangible personal property, consumables and operating equipment in the Hotel, (xix) the absence of any dispute between the Partnership and any contractor over payment for services, material or work supplied to the Hotel and the payment in full when due of all contractors, subcontractors or materialmen relating to services, material or work supplied to the Hotel, (xx) the absence of latent defects in the Property, (xxi) the Partnership's status for purposes of the withholding provisions of
          Section 1445 of the Internal Revenue Code of 1986, as amended, and
          (xxii) the absence of any broker, finder or financial adviser, other than Hotel Partners, acting for the Partnership in connection with the Purchase Agreement and the Partnership's responsibility to pay all fees and expenses of Hotel Partners in connection with the Purchase Agreement. The representations and warranties described in clauses (vii), (x) and (xii) will survive the Closing and remain in effect through the date that is 30 days after the expiration of the statute of limitations applicable to the subject matter thereof, and the representation and warranty in clause (iv) will survive indefinitely. All other representations and warranties of the Partnership will survive the Closing for a period of 36 months after the Closing Date.

          Title Conveyance; Survey. The Purchase Agreement requires the Partnership to convey to Boykin on the Closing Date marketable fee simple absolute title to the Real Property by general warranty deed, free of all liens and encumbrances other than zoning and building ordinances, taxes which are a lien but not yet due and payable and those liens and encumbrances of record as to which Boykin shall not have objected. On the Closing Date, the Title Company will issue Boykin an owner's policy of title insurance with respect to the Real Property in the amount of the purchase price (the "Title Policy").

                   The Partnership has furnished to Boykin a title commitment from the Title Company (the "Title Report"). Upon its receipt of an updated survey, Boykin will have a period of seven days to raise any objections it may have to the Title Report or the updated survey. The Partnership will then have seven days to cure any defects to which Boykin objects. At the end of the cure period, the Title Company will notify Boykin and the Partnership whether it will issue the Title Policy without showing as exceptions the items to which Boykin objected. If the Title Company will issue the Title Policy, then the Sale will be consummated pursuant to the terms of the Purchase Agreement. If the Title Company will not issue the Title Policy, then Boykin will have the option of terminating the Purchase Agreement.

                   The Partnership has furnished to Boykin and the Title Company its current survey and is currently in the process of having its current survey updated.

                   Liquor License. The Partnership has agreed in the Purchase Agreement to cooperate with Boykin to assign and transfer the existing liquor license used in the operation of the Hotel to Boykin or its nominee. If necessary, the Partnership will enter into a management agreement until the liquor license can be assigned and transferred to Boykin so Boykin can operate the Hotel under a liquor license without interruption; provided that Boykin will indemnify the Partnership from any damages or expenses encountered in connection with these operations during such time and will maintain insurance to cover all risks associated with these activities.

                   Post-Closing Filings. The Partnership has agreed in the Purchase Agreement to cooperate with Boykin to complete any post-Closing filings which are required for Boykin. In addition, the Purchase Agreement requires the Partnership to provide Boykin with access to the books and records of the Partnership relating to the Hotel.

                   Employee Matters. Other than personnel changes in the ordinary course of business consistent with past practice, the Manager will continue to employ all Employees after the Closing.

          Indemnity. The Partnership has agreed in the Purchase Agreement to indemnify Boykin from all liabilities or expenses which Boykin may suffer or incur by reason of (i) any inaccuracy in or breach of any of the representations, warranties or agreements made by the Partnership in the Purchase Agreement or the non-performance of any covenant or obligation to be performed by the Partnership under the Purchase Agreement, (ii) the Partnership's failure to comply with the bulk transfer laws of any state or its misapplication of the proceeds of the purchase price in fraud of its creditors, or

(iii) any liability imposed upon Boykin as transferee of the business or operations of the Partnership or the assets being transferred under the Purchase Agreement, or otherwise relating to the conduct of the business and operations of the Partnership or the Hotel prior to the Closing, except as expressly assumed by Boykin. Boykin has agreed in the Purchase Agreement to indemnify the Partnership from all liabilities or expenses which the Partnership may suffer or incur by reason of (i) Boykin's breach of any representations, warranties and covenants of Boykin contained in the Purchase Agreement; (ii) Boykin's failure to duly discharge any liabilities of the Partnership assumed by Boykin from and after the Closing Date; or (iii) any liability imposed upon the Partnership as a result of Boykin's conduct of the business and operations of the Hotel after the Closing Date.

          Continued Existence. For a period of 180 days commencing on the Closing Date (the "Existence Period"), the Partnership has agreed in the Purchase Agreement to maintain its existence as a limited partnership in good standing under the laws of the State of Delaware and not to take any action to dissolve, liquidate or otherwise wind up its affairs. At all times during the Existence Period, the Purchase Agreement requires the Partnership to maintain a minimum net worth of $250,000. Boykin has agreed in the Purchase Agreement that the Partnership may make distributions to its partners during the Existence Period so long as the distributions do not cause the Partnership's net worth to fall below $250,000.

          Termination. The Purchase Agreement may be terminated (i) at any time by mutual consent of Boykin and the Partnership; (ii) by Boykin (so long as Boykin is not then in default of its obligations under the Purchase Agreement) if the Closing shall not have occurred on or before May 31, 1998; (iii) by the Partnership if Boykin has materially breached any of its covenants in the Purchase Agreement or if Boykin has made a material misrepresentation in the Purchase Agreement or if one or more of the conditions precedent to the Partnership's obligations have not been satisfied on or before the date required; (iv) by Boykin if the Partnership has materially breached any of its covenants in the Purchase Agreement or if the Partnership has made a material misrepresentation in the Purchase Agreement or if one or more of the conditions precedent to Boykin's obligations have not been satisfied on or before the date required; (v) by Boykin if prior to the Closing Date, the Property is damaged or destroyed and is not repaired prior to the Closing Date or is subjected to a taking for public or quasi-public use; or (vi) by either Boykin or the Partnership if any court of competent jurisdiction or other governmental agency of competent jurisdiction has issued an order, or taken action prohibiting the transaction contemplated by the Purchase Agreement, and such order has become final and nonappealable.

          Closing Costs. The Purchase Agreement requires the Partnership to pay all costs of title insurance, transfer taxes in excess of $50,000, survey fees, brokerage fees and commissions of agents working on the Partnership's behalf in connection with the sale of the Property, and one-half of all escrow fees. The Purchase Agreement requires Boykin to pay the first $50,000 of transfer taxes, all costs of recording the deed and any other documents to be recorded and one-half of all escrow fees.

          Default and Remedies. If the Sale is not consummated because of a default on the part of Boykin, then the Deposit will be paid to the Partnership as the Partnership's sole and exclusive remedy.

If the Sale is not consummated because of a default on the part of the Partnership and if the Partnership has executed a definitive agreement to transfer the Property to a party other than Boykin, Boykin will receive a return of the Deposit, together with a cash payment from the Partnership equal to the lesser of (i) $750,000, and (ii) the maximum amount that Boykin may receive without adversely affecting the status of Boykin's general partner as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended. Subject to the preceding sentence, if the Sale is not consummated because of a default by the Partnership, Boykin may exercise any and all legal and equitable remedies which Boykin may have against the Partnership, including the right to require the Partnership to specifically perform its obligations under the Purchase Agreement.

          If the Sale is not consummated because the Partnership is unable to obtain the approval of the Limited Partners holding more than 50% of the total outstanding Units, or because of any other condition precedent to Boykin's responsibilities as described below, Boykin shall (i) receive a return of the Deposit, and (ii) the Partnership shall pay up to $75,000 of the actual and documented reasonable out-of-pocket costs and expenses incurred by Boykin in connection with the negotiation, execution and delivery of the Purchase Agreement and Boykin's due diligence related thereto.

          Conditions Precedent to the Closing.

          Boykin's Responsibilities: The obligation of Boykin to consummate the Sale is, at Boykin's option, subject to a number of conditions, including among others:

                   Covenants, Representations and Warranties. The Partnership's performance of all covenants, agreements and obligations applicable to it under the Purchase Agreement and the truth of the Partnership's representations and warranties as of the Closing Date.

                   Partnership Approval. The Managing General Partner shall have duly approved the Purchase Agreement and the consummation of the transactions contemplated thereby and the Limited Partners holding more than 50% of the Units shall have approved the consummation of the transactions contemplated by the Purchase Agreement.

                   Pending Litigation. There shall be no pending litigation against Boykin or the Partnership for the purpose of enjoining or preventing the consummation of the Purchase Agreement or otherwise claiming that the Purchase Agreement or the consummation thereof is illegal.

                   Title Policy. The Title Company shall be ready, willing and able to issue the Title Policy and no liens or encumbrances shall have been placed on the Property between the date of the Title
          Report and the Closing Date, other than those discharged at Closing.

                   Delivery of Marketable Title. The Partnership's delivery of good and marketable title to the Property, free of all liens, charges or encumbrances except those liens, charges or encumbrances agreed to by Boykin.

                   Third-Party Consents. Boykin shall have received all necessary consents and approvals of all applicable governmental authorities and the Partnership shall have delivered to Boykin the written consents of all necessary third parties to the transfer of the Property to Boykin.

                   Absence of Material Adverse Change. There shall have occurred no material adverse change in the condition, financial or otherwise, of the Partnership or the Property.

                   Liquor License. Boykin shall have obtained the consent of the applicable governmental authorities to the transfer of all liquor licenses relating to the Hotel, or Boykin shall have use of all liquor licenses relating to the Hotel.

                   Lender Approval. No later than March 20, 1998, Lessee's lenders shall have consented to the execution, delivery and performance by Lessee of the Percentage Lease Agreement, dated as of February 20, 1998, between Boykin and Lessee (the "Lease").

          The Partnership's Responsibilities: The obligation of the Partnership to consummate the Sale is, at the Partnership's option, subject to a number of conditions, including among others:

                   Covenants, Representations and Warranties. Boykin's performance of all covenants, agreements and obligations applicable to it under the Purchase Agreement and the truth of Boykin's representations and warranties as of the Closing Date.

                   Pending Litigation. There shall be no pending litigation against Boykin or the Partnership for the purpose of enjoining or preventing the consummation of the Purchase Agreement or otherwise claiming that the Purchase Agreement or the consummation thereof is illegal.

                   Boykin Approval. Boykin shall have duly approved the Purchase Agreement and the transactions contemplated thereby.

                   Partnership Approval. The Limited Partners holding more than 50% of the Units shall have approved the consummation of the transactions contemplated by the Purchase Agreement.

          Adjustments and Prorations. Following are certain items to be adjusted, prorated or credited between the Partnership and Boykin at the Closing, as of midnight preceding the Closing Date (the "Cutoff Time"). Net credits to Boykin from the Closing adjustments and prorations described herein will reduce the cash payable at the Closing, and net credits to the Partnership from the Closing adjustments and prorations described herein will increase the cash payable at the Closing.

                   Revenues. With regard to the booking of guest rooms and the provision of other services at the Property, the Partnership will be entitled to all of the revenue generated by these operations through and including the Cutoff Time.

                   Prepaid Charges and Fees. All prepaid charges and fees for permits transferred by the Partnership to Boykin will be prorated as between the Partnership and Boykin.

                   Contracts and Tenant Leases. All advance payments and other deposits held by the Partnership with respect to the Contracts and the Tenant Leases will be credited to Boykin. All charges relating to the Contracts and the Tenant Leases will be prorated as of the Cutoff Time between the Partnership and Boykin.

                   Cash. All cash in-house banks and petty cash funds are not included in the Purchase Price, but will be purchased by Boykin at the Closing.

                   Taxes and Assessments. All nondelinquent ad valorem, real property taxes, hotel occupancy tax, water and sewer rents, taxes, special or general assessments, rates or charges, vault charges, and any municipal permit fees will be prorated as of the Cutoff Time between the Partnership and Boykin.

                   Utilities. All expenses pursuant to contracts for the supply of utility service will be prorated as of the Cutoff Time. The Partnership will receive a credit for all deposits which remain for the benefit of Boykin.

          Net Operating Income Adjustment. If the Closing Date is any date after January 15, 1998, the Purchase Agreement requires the Partnership to pay Boykin the amount by which (1) the Partnership's actual net operating income for the period commencing on January 1, 1998 and ending on the Closing Date exceeds (2) the amount of the apportioned net operating income, which shall be determined by multiplying $2,400,000
(an agreed upon estimate of the net operating income of the Partnership for the calendar year 1998) by a fraction, the numerator of which is the number of calendar days elapsed from and including January 1, 1998 through and including the Closing Date and the denominator of which is
365. The net operating income adjustment (the "NOI Adjustment") will reduce the proceeds from the Sale that the Limited Partners will receive. If the Closing occurred in May, 1998, the proceeds to Limited Partners would be decreased by approximately $1,115,000 or $75.76 per Unit because of the NOI Adjustment.

Accounting Treatment of the Transaction

          The Sale will be accounted for as a sale of the assets of the Partnership.

Financial Information

          This proxy statement is accompanied by the Partnership's Form 10-K for the period ended December 31, 1996 (the "Form 10-K" Exhibit 99.1) and the Partnership's 10-Q for the quarter ended September 30, 1997 (the "Form 10-Q" Exhibit 99.2). The information in the Form 10-K and the
Form 10-Q are hereby incorporated by reference into this Consent
Statement.

Interests of Certain Persons in the Sale

          In considering the recommendation of the Managing General Partner with respect to the Proposal, the Limited Partners should be aware that certain directors of, or affiliated with, the Managing General Partner have interests in the Proposal that are different from and in addition to the interests of the Limited Partners generally. The Acquisition Committee, which includes a representative of MCD Real Estate, Inc., who does not have such additional interests, was aware of these interests and took these interests into account in approving the Proposal and the transactions contemplated thereby.

          If the Sale is consummated, Boykin intends to lease the Hotel and sell the FF&E to Lessee. Mariner Group, Inc. ("MGI") owns 100% of the Managing General Partner. MGI also owns more than 10% of South Seas.
South Seas is the holder of 100% of the equity interest of Lessee. As a result of such common ownership, Lessee is an affiliate of the Managing General Partner. In addition, certain individuals have interests in both MGI and in South Seas; a description of these interests follows.

          Robert Anderson is a director of and owns 15.7% of MGI. Mr. Anderson also owns 10.2% of South Seas and serves as a member of the Advisory Board of South Seas.

          Timothy R. Bogott is a director of the Managing General Partner and is a member of the Acquisition Committee of the Partnership. Mr. Bogott owns 1.3% of MGI, .027% of the Units and 3.3% of South Seas. Mr. Bogott is a member of the Advisory Board of South Seas.

          Curtis Bostic is a director of and owns 3.3% of MGI. Mr. Bostic also owns 2.2% of South Seas.

          Norm Patton is a director of and owns 1.9% of MGI. Mr. Patton also owns 2.7% of South Seas.

          Robert M. Taylor is a director of the Managing General Partner and is a member of the Acquisition and Disposition Committee of the Partnership. Mr. Taylor is a director and officer of and owns 16.6% of MGI. Mr. Taylor also owns 12.1% of South Seas and 51% of South Seas' general partner (which owns 1% of South Seas). Mr. Taylor is the general partner of each of TLT, Ltd., a Florida limited partnership, and BRT, Ltd., a Florida limited partnership, which collectively own .068% of the Units.

          Allen G. Ten Broek is the president and director of the Managing General Partner. Mr. Ten Broek is an officer and director of and owns 11.9% of MGI. Mr. Ten Broek also owns .034% of the Units, 9.9% of South Seas and 49% of South Seas' general partner (which owns 1% of South
Seas).

          Boykin and Lessee have executed the Lease, which is conditioned on the consummation of the Sale. Boykin has agreed to lease the Property to South Seas for a period of ten years. Lessee has an option to extend the term of the Lease for two separate, successive periods of three years each. Lessee will pay rent to Boykin in an amount equal to (i) the higher of (a) the annual sum of $2,200,000, as adjusted annually based on the Consumer Price Index, or (b) a percentage of the revenues generated by the Property, plus (ii) all liabilities, costs and expenses necessary to perform its obligations under the Lease and under the franchise agreement for the Hotel.

          Lessee will purchase the FF&E from Boykin for an aggregate purchase price of $2,000,000. Upon a termination of the Lease due to Lessee's default, Lessee will reconvey to Boykin any remaining FF&E and will reimburse Boykin for the losses incurred by Boykin by reason of Lessee's default under the Lease. Upon such reconveyance, Lessee will be entitled to a credit against such losses in the amount of the liquidation value of the FF&E reconveyed to Boykin.

                       ESTIMATED ALLOCATIONS AND DISTRIBUTIONS

          The following table shows the expected proceeds from the Sale, the application of certain of the proceeds and the disposition of the proceeds of the Sale.

                                CASH DISTRIBUTIONS

                   Selling Price                        $21,250,000
                   Price Reduction
                     from NOI Adjustment                $ 1,115,000
                   Net Selling Price                    $20,135,000

                   Less Estimated Use of Proceeds:
                   Title insurance premium                   $     2,500
                   State transfer taxes                      $   126,945
                   Survey update                             $     8,000
                   Professional Fees                         $    60,000
                   Miscellaneous closing costs               $     5,000
                   Brokerage fees to third party             $   304,000
                   Payoff first mortgage                     $ 5,077,000
                   Tax Proration - 5 months                  $    90,000
                   Reserves                                  $    50,000
                                                             -----------
                   Total Deductions                          $ 5,723,445

                   Net Distribution from Sale                $ 4,411,555

          Estimated Use of Proceeds                          $ 5,723,445
          Estimated Net Distribution from Sale               $14,411,555
          Estimated Distribution per Unit                    $    979.25

          See "Federal Income Tax Consequences," contained herein, for a description of certain federal income tax consequences of the Sale to the Limited Partners.

Federal Income Tax Consequences

          The following summarizes the material income tax consequences of the Proposal. No opinion is being obtained from legal counsel and no ruling has been or will be obtained from the Internal Revenue Service regarding such tax consequences. Accordingly, there can be no assurance that the treatment described herein will not be challenged by the Internal Revenue Service or ultimately upheld as proper tax treatment.

          THE FOLLOWING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSAL AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION ON WHETHER TO VOTE IN FAVOR OF THE PROPOSAL. THE DISCUSSION DOES NOT ADDRESS THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO A PARTICULAR LIMITED PARTNER WHO IS SUBJECT TO SPECIAL TREATMENT UNDER CERTAIN FEDERAL INCOME TAX LAWS OR ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCALITY OR FOREIGN JURISDICTION. THE DISCUSSION IS BASED UPON THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, TREASURY REGULATIONS THEREUNDER AND ADMINISTRATIVE RULINGS AND COURT DECISIONS AS OF THE DATE HEREOF.

ALL OF THE FOREGOING IS SUBJECT TO CHANGE, AND ANY SUCH CHANGE COULD AFFECT THE CONTINUING VALIDITY OF THIS DISCUSSION. LIMITED PARTNERS ARE URGED TO CONSULT AND RELY ON THEIR OWN TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PROPOSAL TO THEM.

Taxation of Partnerships in General

          An entity classified as a partnership for federal income tax purposes is not subject to federal income tax. Instead, income or loss "flows through" from the partnership to its partners who are taxable in their individual capacities on their allocable shares of partnership items of income, gain, loss, deduction and credit. However, the partnership is a tax-reporting entity that must make an annual return of partnership taxable income or loss. The tax treatment of partnership items of taxable income or loss is generally determined at the partnership level. Each partner is required to treat partnership items on its return in a manner consistent with the treatment of such items on the partnership return and may be penalized for intentional disregard of the consistency requirement. Each partner must account for its allocable share of partnership taxable income or loss in computing its income tax, whether or not any actual cash distribution is made to such partner during its taxable year.

Basis of Partnership Interests

          A partner's basis in its interest is generally equal to its cost for such interest (i.e., the amount of money actually contributed by the partner to the partnership to purchase the interest), reduced (but not below zero) by its allocable share of partnership distributions, taxable losses and expenditures of the partnership not deductible in computing its taxable income and not properly chargeable to its capital account, and increased by its allocable share of partnership taxable income, income of the partnership exempt from tax and additional contributions to the partnership. For purposes of determining basis, an increase in a partner's share of partnership liabilities is treated as a contribution of money by that partner to the partnership. Conversely, a decrease in its share of partnership liabilities is treated as a distribution of money to it. Generally, a limited partner may not take partnership liabilities into account in determining its basis except to the extent of any additional capital contribution it is required to make under the partnership agreement. However, if a partnership asset is subject to a liability for which no partner or a related person has any personal liability (a "nonrecourse liability"), in general, the limited partner's allocable share of the nonrecourse liability will be taken into account to determine basis.

Gain on Sale of Property

          The Sale will be a taxable event to the Limited Partners. Gain or loss on a sale generally will be measured by the difference between the amount realized and the adjusted basis of the assets that are sold. Generally the amount realized is the sum of any money received, plus the fair market value of any property received, plus the amount of liabilities from which the partnership is discharged as a result of the sale or disposition. The adjusted basis of property is generally the initial tax basis less deductions, allowed or allowable, for depreciation.

          A substantial portion of the assets to be sold (including buildings, land, furniture, fixtures and equipment) which were held for more than one year and are not "dealer property," are expected to be treated as "section 1231 assets." Section 1231 assets are property used in the trade or business of a character which is subject to the allowance for depreciation, held for more than one year, and real property used in the trade or business held for more than one year. Gains or losses from the sale of section 1231 assets would be combined with any other section 1231 gains or losses incurred by the Partnership in that year, and the section 1231 gains or losses would be allocated to the Limited Partners as provided in the Partnership Agreement. A Limited Partner's section 1231 gains or losses from the Partnership would be combined with any other section 1231 gains and losses incurred by such Limited Partnership in that year. If a Limited Partner's section 1231 losses exceed section 1231 gains, such losses would be treated as ordinary losses and such gains would be treated as ordinary income. If a Limited Partner's section 1231 gains exceed section 1231 losses, such gains and losses generally would be treated as capital gains and losses. However, to the extent a Limited Partner has net section 1231 losses for the five most recent preceding years, such Limited Partner's net section 1231 gain may be subject to recapture as ordinary income. If any partnership asset is considered not to be a capital asset or section 1231 asset, any gain or loss on the sale of such property would be treated as ordinary income or loss.

          A portion of a Limited Partner's gain recognized on disposition of certain of the Partnership's assets, such as buildings and furniture, fixtures and equipment, may be subject to recapture as ordinary income under the provisions of section 1245 or 1250 of the Internal Revenue
Code of 1986, as amended (the "Code"). Any recapture gain will be recognized in the year of the disposition.

          The purchase price for the Property will be allocated among the various assets that comprise the Property by the Managing General Partner, and gain or loss calculated therefrom. Such an allocation is inherently factual and will be based to a significant extent on the Managing General Partner's experiences. Nevertheless, the Internal Revenue Service may seek to challenge the Managing General Partner's allocation of the purchase price and may assert that it should be allocated in a manner that would yield less favorable tax consequences to the Limited Partners. Because of the inherently factual nature of these determinations, there can be no assurance that the Managing
General Partner's allocation of the purchase price will be respected for tax purposes. The following is a summary of the estimated gain on the Sale.

Allocation of Taxable Income or Loss

          A partner's distributive share of the partnership's taxable income or loss generally is determined by reference to the allocation of such items in the partnership agreement. However, if the allocation under the partnership agreement is determined not to have "substantial economic effect," then the partnership agreement may not govern, and the partner's allocable share will be determined according to the partner's interest in the partnership taking into account all the facts and circumstances. An allocation is considered to have "substantial economic effect" if the allocation may actually affect the dollar amount of the partner's share of the total partnership income or loss independent of tax consequences. The Managing General Partner believes that the allocations made under the Partnership Agreement for the Partnership have substantial economic effect.

Accordingly, taxable income or taxable loss of the Partnership on the Sale should be allocated in accordance with Section 10 of the Partnership Agreement. The following is a summary of the estimated allocations of income and loss:

                               SALE OF PROPERTY
                            ON OR ABOUT MAY 31, 1998

                         ESTIMATED TAXABLE INCOME/LOSS

                                                           Total
          Estimated Gain on the Sale:

                   Real Estate & Building
                            Net Sales Proceeds            $17,641,658
                            Basis                          13,340,568
                            Gain                            4,301,090 (1)

                   Furniture, Fixtures & Equipment
                            Net Sales Proceeds            $ 1,945,592
                            Basis                             522,506
                            Ordinary Income                 1,423,086

          Estimated Net Gain on Sale of Property          $ 5,724,176

          Summary:
                   Gain                                   $ 4,301,090
                   Ordinary Income                        $ 1,423,086

------------------------------
(1) any section 1231 gain on the Sale may be offset by any section 1231 loss (including section 1231 loss on the Walsingham Commons Shopping Center) that is allocated to a Limited Partner by the Partnership or by other sources. See "Federal Income Tax Consequences -- Gain on Sale of Property" above.

Liquidation of the Partnership

          Generally, upon the liquidation of a partnership, gain will be recognized by and taxable to a partner to the extent the amount of cash and marketable securities distributed to it exceeds the partner's basis in its partnership interest at the time of the distribution. Gain or loss on the liquidation of a partnership interest generally is considered to be capital gain or loss.

          An exception to this treatment is provided in Code section 751, which states that the proceeds of a sale, exchange or liquidation of a partnership interest will be considered an amount realized from the sale or exchange of property other than a capital asset to the extent that those proceeds are attributable to the partnership's "unrealized receivables" or to inventory items of the Partnership. The term "unrealized receivables" includes, to the extent not previously includable in income under the partnership's method of accounting, rights to payment for services rendered or to be rendered and for goods delivered or to be delivered and a partner's pro rata share of any potential Code section 1245 or 1250 income, short-term obligations, market discount bonds, franchises, trademarks and trade names and several other categories of property which would be treated as amounts received from the sale or exchange of property other than a capital asset. The Managing General Partner believes there will be no such unrealized receivables or inventory items.

          In addition, each Limited Partner may be in receipt of income or loss from the normal operations of the Partnership during the year of dissolution. That income may constitute ordinary income or loss.

Alternative Minimum Tax

          The discussions heretofore and hereafter do not take into account the federal alternative minimum tax. This tax is imposed on taxpayers to the extent that it exceeds a taxpayer's regular tax liability.
Generally, a taxpayer's alternative minimum tax is determined by adjusting its regular tax liability for alternative minimum tax preference items. This determination may lead to tax liability even though the Partnership has a net operating loss for alternative minimum tax purposes. Each Unitholder should consult its tax advisor with respect to the possible effects of the alternative minimum tax.

Applicability of Section 291

          Pursuant to section 291 of the Code, a corporation that recognizes gain on the disposition of depreciable realty will recognize ordinary income in addition to the depreciation recapture amount under section
1250 of the Code. No determination has been made regarding recapture under section 291 for any Units owned by a corporation. Each corporate Unitholder should consult its tax advisor with respect to the possible effects of section 291.

State and Local Income Taxes

          Limited Partners should consider the state and local tax consequences of the Proposal. A Limited Partner's distributive share of the Partnership's taxable income or loss generally is required to be included in determining its reportable income for state and local purposes. Limited Partners may be required to file tax returns in those state and local taxing jurisdictions in which the Partnership's properties are located in addition to their state of domicile. The reporting requirements for federal income tax purposes may not be consistent with those of such state and local taxing jurisdictions.
Each Limited Partner should consult its own tax advisor with respect to the state and local tax consequences of the Proposal.

Conclusion

          The preceding is intended only as a summary of certain material federal income tax consequences relating to the Proposal. Limited Partners should consult their own tax advisors with respect to all matters discussed herein and their own particular tax circumstances.

General Information

          The Partnership is a Delaware limited partnership formed in December, 1987, for the purpose of investing in a diversified portfolio of income-producing commercial and residential real estate properties primarily located in Florida. The Partnership's principal executive offices are located at 12800 University Drive, Suite 675, Fort Myers, Florida 33907, and its telephone number is (941) 481-2011.

          The Partnership acquired two properties in 1988 and 1989 which included the Hotel and Walsingham Commons Shopping Center, a shopping center located in Largo, Florida.

          On January 22, 1997, the Partnership executed a stipulation agreeing to the appointment of a receiver and to the entry of a final judgment of foreclosure on the Walsingham Commons Shopping Center by the first mortgage holder (the "Foreclosure"). As of this date, the Foreclosure has not been completed. However, a receiver has been appointed and the Partnership is no longer involved with that property. Once the Foreclosure is completed, the Property will represent the remaining assets of the Partnership.

          While the Walsingham Commons Shopping Center was owned by the Partnership, one of the tenants (the "Tenant") operated a dry cleaning business and was cited by the State of Florida's State Department of Environmental Protection for contaminating the site of the dry cleaning business (the "Site") with drycleaning solvents. The Site is eligible for Florida state-administered cleanup under the Drycleaning Solvent Cleanup Program (the "Program"). Under the Program, the expense of the cleanup is absorbed at the expense of the Hazardous Waste Management Trust Fund, subject to a $1,000 deductible amount payable by the Tenant. The Partnership has engaged legal counsel in Florida to advise the Partnership regarding the potential liability that exists in connection with the Site if the Tenant were to vacate, declare bankruptcy or fail to comply with the requirements of the Program. The Partnership has not yet received a report from such counsel.

Rights of Limited Partners

          General Rights. Under the Partnership Agreement, the Limited Partners may not take part in the control of the business or affairs of the Partnership and have no voice in the management or operations of the Partnership. The Limited Partners lack of a voice in management and control is necessary to limit liability in excess of their investment in the Partnership and their share of undistributed profits from the Partnership. The Limited Partners, among other things: (i) share all profits, losses and distributions of the Partnership in accordance with the Partnership Agreement; (ii) have their liability for the operations of the Partnership limited to the amount of their capital contributions to the Partnership; (iii) have the right to obtain upon request (a) a copy of the Partnership's certificate or certificates of limited partnership containing the most recent listing of partners' names, addresses and capital contributions and (b) copies of all reports filed with federal and state regulatory and administrative bodies; (iv) receive annually financial statements, information necessary for the preparation of their federal income tax forms and certain other information pertaining to the activities of the Partnership and the General Partners; (v) receive quarterly a report containing a description of properties acquired or to be acquired by the Partnership;
(vi) have the right to transfer their Units to the extent and as provided in Section 15 of the Partnership Agreement; (vii) have the right to vote on the termination and dissolution of the Partnership (other than upon expiration of the term of the Partnership); (viii) have the right to dissolution and liquidation of the Partnership as provided in Section 17 of the Partnership Agreement; (ix) have the right to vote to amend certain provisions of the Partnership Agreement upon the affirmative vote of a majority in interest of the Limited Partners; (x) have the right to remove a General Partner and elect a substitute General Partner upon an affirmative vote of a majority in interest of the Limited Partners; (xi) have the right to elect to continue the Partnership following certain events described in Section 17.3 of the Partnership Agreement upon the consent of a majority in interest of the Limited Partners; and (xii) have the right to approve or disapprove any sale of all or substantially all of the assets of the Partnership in a single sale, or in multiple sales in the same three-month period.

          Rights on Sale. If the Proposal is approved and the Sale is consummated, Limited Partners will have the right to receive approximately $979.25 per Unit in connection with the Sale. This amount is subject to reduction under the circumstances described under "Terms of the Sale--General Terms of the Purchase Agreement--Continued Existence, Conditions Precedent to the Closing and The Partnership's Responsibilities" and "Estimated Allocations and Distributions." When the Partnership is dissolved, the Limited Partners will have the right to receive distributions arising from operations of the Hotel in 1998 and from amounts retained by the Partnership from the Sale to meet the minimum net worth requirement set forth in the Purchase Agreement that were not used to satisfy obligations of the Partnership. After any final distributions are made at the termination of the Existence Period, the Partnership will be dissolved.

Federal/State Regulatory Requirements

          Other than certain state laws regarding the transfer of liquor licenses, there are no federal or state regulatory requirements that apply to the Proposal.

Distribution to Limited Partners: Timetable and Procedures

          If the Proposal is approved and the Sale is consummated, a period of approximately ten days will follow the Closing Date in which various purchase price adjustments will be made. When this period has expired, the Managing General Partner will distribute the assets of the Partnership, other than $250,000, which is required to meet the minimum net worth requirement described above, plus any reserves that the Managing General Partner deems reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership, first to creditors, and then to the Limited Partners and the General Partners.
The holders of certificates representing the Units (the "Certificates") outstanding on April 3, 1998, will be entitled to receive consideration as estimated under "Estimate of Allocations and Distributions." Upon consummation of the Dissolution, such Unitholders will, upon surrender of the Certificates (duly endorsed) to the Managing General Partner, be entitled to receive a final distribution from the Partnership. The Managing General Partner anticipates that it will take ten days after the Existence Period to make the final distributions to such Unitholders that have surrendered their Certificates to the Managing General
Partner.

          If the Proposal is approved and the Sale is consummated, the Managing General Partner will mail, by November 15, 1998, a letter of transmittal with instructions to all owners of record of the Units as of April 3, 1998 describing in detail the process for surrendering Certificates in exchange for the anticipated distributions.
Certificates should NOT be surrendered until the letter of transmittal and instructions are received. NO FINAL DISTRIBUTION WILL BE MADE TO A UNITHOLDER UNTIL CERTIFICATES REPRESENTING HIS OR HER UNITS, OR A LOST CERTIFICATE AFFIDAVIT, HAVE BEEN DELIVERED IN ACCORDANCE WITH THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL.

Lack of Dissenters' Rights of Appraisal

          Unitholders will not be entitled to dissenters' appraisal rights under Delaware law or under any other statute or under the terms of the Partnership Agreement in connection with the Proposal.

                       SELECTED FINANCIAL DATA

          The following table presents selected financial data of the Partnership for the five fiscal years ended December 31, 1997. The following data should be read in conjunction with the financial statements, schedules and related notes thereto and the information included in "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing in the Form 10-K and the Form 10-Q.

                           1997
                           Unaudited       1996        1995        1994          1993
Operations:
Operating Revenues         $10,035,217  $9,811,007  $11,424,239  $6,754,107   $6,989,421
Total Revenues              10,050,298   9,828,999   11,477,902   6,765,804    7,007,502
Net income                     564,377     (63,805)   1,061,549    (755,983)     233,744
Net income to                  558,733     (63,167)   1,050,934    (748,423)
  Limited Partners
Cash distributions to          679,605     680,661      680,661     589,155    1,030,278
  Limited Partners

Financial Position:
Property and equipment     $17,567,157 $18,155,587  $18,762,415 $26,242,336  $21,865,729
  net
Total assets                18,246,457  18,919,818   19,590,595  29,078,498   22,607,756
Current maturities of          572,177     383,573      348,033     796,443      384,022
long-term obligations
Long-term obligations        8,005,333   8,580,758    8,967,261  14,806,836   11,202,850
  (excl. current
  maturities)
Total Partners' equity       8,063,983   8,179,211    8,923,677   8,542,789    9,887,927
  (deficit)
Limited Partners'equity      8,096,528   8,217,400    8,961,228   8,590,955    9,928,533
  (deficit)

Per Unit:
Cash distributions to      $     46.18    $  46.25     $  46.25    $  40.03     $  70.01
  Limited Partners
Net income (loss) to             37.97       (4.29)        71.4      (50.85)       15.72
  Limited Partners
Limited Partners'equity         550.15      558.36       608.91      583.74       674.63
  (deficit)
                           ___________    ________     ________    ________     ________
Total units outstanding         14,717      14,717       14,717      14,717       14,717



                           PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial information gives effect to the Sale and the Dissolution. The pro forma financial information is presented for illustrative purposes only and therefore is not necessarily indicative of the operating results and financial position that might have been achieved had the Sale and the Dissolution occurred as of an earlier date.

      A pro forma unaudited balance sheet is provided as of September 30, 1997, giving effect to the Sale and Dissolution as though they had been consummated on that date.

                          Pro forma Financial Information

                              Audited                     Adjusted                    Pro Forma
                              Book          Proposed      Book                        Book
                              Balances      Deeding of    Balances     Partnership    Balances
                              @9/30/97      Center        @9/30/97     Liquidation    @9/30/97
                              ===========   ============  ===========  ============   ========
Cash and cash equivalents     $   358,772   $14,415,326   $14,774,098  $(14,774,098)  $     0
Other current assets              399,789      (399,789)            0             0         0
                               ----------   ------------  -----------  -------------  --------
    Total current assets          758,561    14,015,537    14,774,098   (14,774,098)        0

Property and equipment         22,856,331   (19,009,710)    3,846,621    (3,846,621)        0
Depreciation                   (5,164,431)    4,399,967      (764,464)      764,464         0
                               ----------   ------------  ------------  ------------  --------
Net property equipment         17,691,900   (14,609,743)    3,082,157    (3,082,157)        0
                               ----------   ------------  ------------  ------------  --------
Other assets                       35,479       (35,479)            0             0         0
                               ----------   ------------  ------------  ------------  --------
    Total assets              $18,485,940   $  (629,685)  $17,856,255   $(17,856,255) $     0

Accounts payable              $   318,089   $  (309,758)  $     8,331   $     (8,331) $     0
Accrued expenses                  449,153      (449,153)            0              0        0
Customer deposits                 485,394      (485,394)            0              0        0
Current portion of mortgage       543,573      (543,573)            0              0        0
                              -----------   ------------  -----------   -------------  -------
    Total current liabilities   1,796,209    (1,787,878)        8,331         (8,331)       0

Notes payable                   8,131,335    (4,931,335)    3,200,000     (3,200,000)       0
                              -----------   ------------  -----------   -------------  -------
    Total liabilities           9,927,544    (6,719,213)    3,208,331     (3,208,331)       0
                              -----------   ------------  -----------   -------------  -------
Partners' equity/(deficit)      8,558,396     6,089,528    14,646,924    (14,647,924)       0
                              -----------   ------------  -----------   -------------  -------
    Total liabs. and equity   $18,485,940   $  (629,685)  $17,856,255   $(17,856,255)  $    0
                              ===========   ============  ===========   =============  =======


      The following unaudited pro forma financial information gives effect to the Foreclosure of the Walsingham Commons Shopping Center. The pro forma financial information is presented for illustrative purposes only and therefore is not necessarily indicative of the operating results and financial position that might have been achieved had the Foreclosure occurred as of an earlier date.

      A pro forma unaudited balance sheet is provided as of September 30, 1997, giving effect to the Foreclosure of the Walsingham Commons Shopping Center as though it had been consummated on that date.

                          Pro forma Financial Information

                              Unaudited                   Adjusted                    Pro Forma
                              Book          Proposed      Book                        Book
                              Balances      Deeding of    Balances     Partnership    Balances
                              @9/30/97      Center        @9/30/97     Liquidation    @9/30/97
                              ===========   ============  ===========  ============   ========
Cash and cash equivalents     $   358,772   $         0   $   358,772  $   (358,772)  $     0
Other current assets              399,789             0       399 789      (399,789)        0
                               ----------   ------------  -----------  -------------  --------
    Total current assets          758,561             0       758,561      (758,561)        0

Property and equipment         22,856,331    (3,846,621)   19,009,710   (19,009,710)        0
Depreciation                   (5,164,431)      764,464    (4,399,967)    4,399,967         0
                               ----------   ------------  ------------  ------------  --------
Net property equipment         17,691,900    (3,082,157)   14,609,743   (14,609,743)        0
                               ----------   ------------  ------------  ------------  --------
Other assets                       35,479             0        35,479       (35,479)        0
                               ----------   ------------  ------------  ------------  --------
    Total assets              $18,485,940   $(3,082,157)  $15,403,783   $(15,403,783) $     0

Accounts payable              $   318,089   $         0   $   318,089   $   (318,089) $     0
Accrued expenses                  449,153             0       449,153       (449,153)       0
Customer deposits                 485,394             0       485,394       (485,394)       0
Current portion of mortgage       543,573             0       543,573       (543,573)       0
                              -----------   ------------  -----------   -------------  -------
    Total current liabilities   1,796,209             0     1,796,209     (1,796,209)       0

Notes payable                   8,131,335    (3,200,000)    4,931,335     (4,931,335)       0
                              -----------   ------------  -----------   -------------  -------
    Total liabilities           9,927,544    (3,200,000)    6,727,544     (6,727,544)       0
                              -----------   ------------  -----------   -------------  -------
Partners' equity/(deficit)      8,558,396       117,843     8,676,239     (8,676,239)       0
                              -----------   ------------  -----------   -------------  -------
    Total liabs. and equity   $18,485,940   $(3,082,157)  $15,403,783   $(15,403,783)  $    0
                              ===========   ============  ===========   =============  =======


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth certain information regarding the beneficial ownership of the Units as of April 3, 1998, by: (a) the Partnership's directors and executive officers, and (b) the
Partnership's executive officers and directors as a group. Unless otherwise indicated, the following beneficial owners have sole voting and sole investment power with respect to all Units set forth opposite their names. No person is known by the Partnership to own beneficially more than 5% of the outstanding Units (based on filings with the Securities and Exchange Commission).

Name and Address                      Units              Percent of Class

Timothy R. Bogott                     4                  .027%
15864 Silverado Ct.
Fort Myers, FL 33908

Robert M. Taylor (1)                  10                 .068%
15736 Glen Isle Way
Fort Myers, FL 33908

Allen G. Ten Broek                    5                  .034%
11496 Osprey Landing Way
Fort Myers, FL 33908



Executive Officers and
Directors, collectively               19                 .129%
________________________________

(1) Mr. Taylor has the sole voting and investment power with respect to five Units held of record by BRT, Ltd., a Florida limited partnership in which Mr. Taylor is the general partner, and with respect to five units held of record by TLT, Ltd., a Florida limited partnership in which Mr. Taylor is the general partner.

                               OTHER MATTERS

          The solicitation of consents is made by and on behalf of the Managing General Partner. The cost of the solicitation will be borne by the Partnership. In addition to solicitation of consent by mail, regular employees of the Partnership or its affiliates may solicit consent by telephone or facsimile. The Partnership may also reimburse employees, banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Units.

          Under Delaware law and the Partnership Agreement, broker nonvotes and abstaining votes will not be counted in favor of, or against, the Proposal. Under Delaware law and the Partnership Agreement, any
Unitholder who abstains from voting on the proposed amendment will in effect be voting against the Proposal. The Managing General Partner will count the votes.

          The Form 10-K and the Form 10-Q are hereby incorporated by reference into this Consent Statement.

               FLORIDA INCOME FUND III, LIMITED PARTNERSHIP

This Limited Partner Consent Form Is Solicited on Behalf of the Managing General Partner

          The undersigned, a Limited Partner of Florida Income Fund III, Limited Partnership, a Delaware limited partnership (the "Partnership"), hereby consents to the sale of certain real property located on Estero Island, Florida, and the improvements located on such property, including the Pink Shell Resort and all of the Partnership's rights relating thereto as to all limited partnership units held (unless otherwise specified below):

__________         APPROVE SALE

__________         DISAPPROVE SALE

__________         ABSTAIN

          The failure to sign and return this Consent will be considered a vote against the proposal. A Consent marked "abstain" will also be considered a vote against the proposal. A signed Consent on which no direction is indicated will be voted FOR the proposal.

THE MANAGING GENERAL PARTNER RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL

          PLEASE MARK, SIGN, DATE AND RETURN THE CONSENT IN THE RETURN ENVELOPE PROVIDED ON OR BEFORE APRIL 27, 1998.

Dated: ____________________, 1998.

                                      ______________________________
                                      Printed Name of Unitholder

                                      ______________________________
                                      Signature

                                      ______________________________
                                      Printed Name and Title of Signer
                                      if Different from Line 1 Above


                                      ______________________________
                                      Printed Name of Unitholder

                                      ______________________________
                                      Signature

                                      ______________________________
                                      Printed Name and Title of Signer
                                      if Different from Line 1 Above

IMPORTANT: When Units are in two or more names, all should sign. When signing as Executor, Trustee, Guardian or Officer of a Corporation, give full title as such. If a Partnership, please sign in Partnership Name by Authorized Person.